EXHIBIT 3

June 27, 2012

CERTIFIED MAIL RETURN RECEIPT REQUESTED AND OVERNIGHT DELIVERY

Mr. Harold A. Hurwitz

Corporate Secretary

Pro-Dex, Inc.

2361 McGaw Avenue

Irvine, California 92614

Re:           Notice of Intent to Nominate Directors and Submit Nominees for Election

Dear Mr. Hurwitz:

This letter constitutes a notice of intent by Nicholas J. Swenson to nominate three persons for election as directors of Pro-Dex, Inc. (the “ Company ”) at the 2012 Annual Meeting of Stockholders of the Company (the “ Annual Meeting ”), and to submit his nominees for election at the Annual Meeting.

This notice is being provided to you pursuant to Section 2.2 of Article II of the Company’s Amended and Restated Bylaws, as amended to date (the “ Bylaws ”).  Mr. Swenson owns of record 257,506 shares of the Company’s common stock, no par value (the “ Common Stock ”).  Mr. Swenson also beneficially owns an additional 210,783 shares of the Common Stock.

By the fact of Mr. Swenson’s submission of this notice of intent to nominate and submit his nominees for election, it is his understanding the Company will now generally be obligated under the federal securities laws to file a preliminary proxy statement and form of proxy with the United States Securities and Exchange Commission to allow the Commission to review and comment on such proxy materials.

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Mr. Swenson hereby notifies the Company pursuant to Section 2.2 of Article II of the Bylaws that he intends to nominate Messrs. Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III for election to the Board of Directors of the Company at the Annual Meeting.  Enclosed is the written consent of Messrs. Swenson, Cabillot and Farrell to be named in the proxy statement of the AO Partners Group (as defined below) and to serve as directors of the Company if elected.  Mr. Swenson represents that he is a holder of record of Common Stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at such meeting to nominate Mr. Swenson, Ray Cabillot and Bill Farrell.  In connection with the nominees, Mr. Swenson intends to deliver a proxy statement and form of proxy to stockholders of at least the percentage of the Company’s outstanding Common Stock required to elect the nominees.

If the Company believes that this notice is incomplete or otherwise deficient in any respect, please contact Mr. Swenson immediately so that he may promptly address any alleged deficiencies.

Set forth below is certain information, including that required by Section 2.2 of Article II of the Bylaws.  The information set forth below responds fully to all of the requirements of Section 2.2 of Article II of the Bylaws.

Information as to Nominator

A.           Name and Record Address

Nick Swenson

3033 Excelsior Blvd., Suite 560

Minneapolis, MN 55416

Mr. Swenson is a member of the “AO Partners Group,” which currently consists of the following persons and entities:

●	AO Partners I, L.P., a Delaware limited partnership (“AO Partners Fund”).

●	AO Partners, LLC, a Delaware limited liability company (“AO Partners”).

●	Glenhurst Co., a Minnesota corporation wholly owned by Nick Swenson (“Glenhurst”).

●	Nick Swenson as the Managing Member of AO Partners, as the sole owner of Glenhurst and as an individual.

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The principal business address of each of AO Partners Fund, AO Partners, Glenhurst and Mr. Swenson is 3033 Excelsior Blvd., Suite 560, Minneapolis, MN 55416.  Each of AO Partners Fund, AO Partners and Glenhurst are engaged in various interests, including investments.  The home address of Mr. Swenson is 3735 Glenhurst Ave, St. Louis Park, MN 55416.

The principal employment of Mr. Swenson is (1) private investor and (2) serving as the sole Managing Member of AO Partners and Groveland Capital, LLC, a Delaware limited liability company.

No other stockholder other than members of the AO Partners Group is known to Mr. Swenson to be supporting Messrs. Swenson, Cabillot and Farrell as nominees.

B.           Record and Beneficial Ownership

Mr. Swenson is the beneficial owner of 257,506 shares of Common Stock held of record.  As a member of the AO Partners Group, Mr. Swenson may be deemed to beneficially own an additional 210,783 shares of Common Stock.  See Appendix A for the beneficial ownership of the members of the AO Partners Group.

Information as to Nominees

A.           Name, Age, Business Address and Residence Address

Name	Age	Business Address	Residence Address
Nick Swenson	43	AO Partners I, L.P. 3033 Excelsior Blvd. Suite 560 Minneapolis, MN 55416	3735 Glenhurst Ave. St. Louis Park, MN 55416

Ray Cabillot	49	Farnam Street Partners, L.P. 3033 Excelsior Blvd. Suite 320 Minneapolis, MN 55416	14031 Greenway Avenue Prior Lakes, Minnesota 55372

Bill Farrell	38	Vizsy, Inc. 1001 Twelve Oaks Center Dr. Suite 1009 Wayzata, MN 55391	20200 Cottagewood Rd. Deephaven, MN 55331

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B.           Principal Occupation or Employment

Nick Swenson:	Since March, 2009, Mr. Swenson has been the Chief Executive Officer and a Portfolio Manager of Groveland Capital, LLC. Prior to forming Groveland Capital, LLC, Mr. Swenson was a Portfolio Manager and Partner at Whitebox Advisors, LLC from 2001 to 2009. From 1999 to 2001 he was a Research Analyst at Varde Partners, LLC, a hedge fund that specializes in investing in distressed debt. He was an Associate in Corporate Finance at Piper Jaffray, Inc. from 1996 to 1999. Mr. Swenson serves as a director of several companies. Mr. Swenson has a B.A. degree in History from Middlebury College (1991) and an M.B.A. from the University of Chicago (1996).

Ray Cabillot:	Mr. Cabillot has, from January 1998 until the present, served as Chief Executive Officer and a director of Farnam Street Capital, Inc. the General Partner of Farnam Street Partners L.P., a private investment partnership located in Minneapolis, MN. He was a Senior Research Analyst at Piper Jaffray from 1990 to 1998. Prior to that, he worked for Prudential Capital Corporation from 1987 to 1990 as an Associate Investment Manager and as an Investment Manager. Mr. Cabillot serves as a director of several private companies. Mr. Cabillot has a B.A. degree with a double major in Economics and Chemistry from Saint Olaf College and an M.B.A. from the University of Minnesota.

Bill Farrell:	Mr. Farrell has, from January 2011 until the present, served as Chief Executive Officer and a director of Viszy, Inc, a start-up developing software and services targeting the consumer market. From April 1998 to January 2011, Mr. Farrell held various senior management roles at Medtronic, Inc. Most recently, he was Senior Director of Product Development and lead corporate-wide initiatives to improve design, reliability and manufacturability practices. Prior to that, he lead 100+ portfolio, program, product and process development managers and engineers. Mr. Farrell has a B.S. degree in Mechanical Engineering from the University of Minnesota (1996).

The combination of experience and qualifications discussed above led to the conclusion that each of the nominees should serve as a director.   Each of these individuals possess the appropriate skills and experience to manage our business.  Specifically, each has gained familiarity with financial statements and developed a deep understanding of the demands of operating a business and addressing the issues that confront businesses, which will make them a valuable resource to the Board of Directors.  Each also possesses the skills to provide in-depth financial analysis of the Company’s business operations.

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C.           Shares Owned Either Beneficially or Of Record

Name of Nominee	Class	Amount

Nick Swenson	Common	468,289(1)
Ray Cabillot	Common	104,294(2)
Bill Farrell	Common	None

_______

(1)	Except for 257,506 shares held by Mr. Swenson of record, all of the above shares are owned beneficially, by virtue of Mr. Swenson’s membership in the AO Partners Group.

(2)	All of the above shares are owned beneficially by virtue of Mr. Cabillot’s serving as the Chief Executive Officer and a director of Farnam Street Capital, Inc., the General Partner of Farnam Street Partners, L.P.

Except as otherwise described herein, neither Mr. Swenson, Mr. Cabillot nor Mr. Farrell has, including without limitation any such interests held by members of his immediate family sharing the same household: (1) an interest in a derivative instrument related to the Common Stock; (2) any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock; (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which he has a right to vote any shares of any security of the Company; (4) any short interest in any security of the Company directly or indirectly; (5) any rights to dividends on the shares of the Company beneficially owned by him that are separated or separable from the underlying shares of the Company; or (6) any performance-related fees (other than an asset-based fee) that he is entitled to based on any increase or decrease in the value of shares of Common Stock.

D.           Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, neither Mr. Swenson , Mr. Cabillot nor Mr. Farrell is nor has he been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, neither Mr. Swenson, Mr. Cabillot nor Mr. Farrell, nor any of their associates, has any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

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E.           Other Information

Directorships of Other Publicly Owned Companies

Neither Mr. Swenson, Mr. Cabillot nor Mr. Farrell is presently serving as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.  Neither Mr. Swenson nor Mr. Farrell has served during the past five years as a director of any corporation, partnership or other entity that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act, or any company registered as an investment company under the Investment Company Act of 1940.  Within the past five years, Mr. Cabillot served on the board of directors of O.I. Corporation.

Material Proceedings Adverse to the Company

To Mr. Swenson’s knowledge, there are no material proceedings to which Mr. Swenson, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Swenson nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Cabillot’s knowledge, there are no material proceedings to which Mr. Cabillot, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Cabillot nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

To Mr. Farrell’s knowledge, there are no material proceedings to which Mr. Farrell, or any of his associates, is a party adverse to the Company or any of its subsidiaries, and neither Mr. Farrell nor any of his associates has a material interest adverse to the Company or any of its subsidiaries.

Transactions In Stock of the Company

The following transactions are the only transactions during the past two years with regard to the Common Stock made by Mr. Swenson and members of the AO Partner Group or by Mr. Cabillot and his affiliated entities.  Mr. Farrell does not own any Common Stock and has not effected any transactions in the Common Stock during the past two years.

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Nicholas J. Swenson

Transaction Date	Number of Shares (Sold) Purchased
7/5/11	18,481
7/6/11	7,277
7/7/11	900
7/8/11	26,800
7/11/11	33,221
7/12/11	37,333
7/13/11	10,848
7/14/11	22,900
7/15/11	500
7/19/11	14,526
7/20/11	30,309
7/21/11	9,660
7/22/11	300

Transaction Date	Number of Shares (Sold) Purchased
7/27/11	3,601
7/28/11	200
8/1/11	300
8/5/11	500
8/8/11	12,134
8/9/11	2,542
8/11/11	11,424
8/12/11	200
8/24/11	2,450
8/25/11	550
8/26/11	550
11/29/11	10,000
TOTAL	257,506

Glenhurst Co.

Transaction Date	Number of Shares (Sold) Purchased
9/7/11	5,843
9/8/11	201
9/9/11	8,944
9/12/11	1,600
9/13/11	2,433
9/14/11	1,433

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Transaction Date	Number of Shares (Sold) Purchased
9/15/11	100
9/16/11	7,780
9/19/11	15,198
9/20/11	1,456
9/27/11	100
9/28/11	2,000
10/3/11	5,684
10/6/11	6,139
10/10/11	3,400
10/11/11	772
10/12/11	1,425
10/13/11	(900)
10/14/11	(8,400)
10/24/11	12,000
10/27/11	230
10/28/11	3,594
11/17/11	100
11/28/11	25,000
11/29/11	11,287
12/1/11	8,023
12/2/11	1,039
12/9/11	2,134

Transaction Date	Number of Shares (Sold) Purchased
12/12/11	1,589
12/16/11	12,131
12/19/11	3,436
12/21/11	6,100
12/22/11	30,400
TOTAL	172,271

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AO Partners I, L.P.

Transaction Date	Number of Shares (Sold) Purchased
1/13/12	1,145
1/26/12	335
1/30/12	10,032
2/21/12	500
2/22/12	1,600
2/28/12	17,700
3/1/12	4,100
3/2/12	3,100
TOTAL	38,512

Farnam Street Partners, L.P.

Transaction Date	Number of Shares (Sold) Purchased
01/10/2012	2,567
01/11/2012	3,500
01/13/2012	200
01/19/2012	2,300
01/20/2012	11,500
01/23/2012	2,919
01/24/2012	4,500
01/25/2012	2,134
01/26/2012	2,650
01/31/2012	4,480
02/01/2012	99
02/02/2012	2,618
02/06/2012	6,150
02/07/2012	8,635
02/08/2012	21,700
02/09/2012	1,328
02/10/2012	1,714
02/13/2012	11,000
02/15/2012	7,000
02/16/2012	1,000
02/17/2012	2,800
03/21/2012	3,500
TOTAL	104,294

Arrangements or Understandings with Other Persons

With respect to AO Partners Fund, AO Partners is entitled to (1) an allocation of a portion of profits, if any, and (2) a management fee based upon a percentage of total capital.  Mr. Swenson has agreements with AO Partners Fund whereby he is indemnified by AO Partners Fund for any liabilities he may incur in connection with his duties, including AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.  AO Partners Fund will also reimburse Mr. Swenson, Mr. Cabillot and Mr. Farrell for any expenses that they reasonably incur in connection with the AO Partner Group’s intended solicitation of proxies for use at the Annual Meeting.

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To Mr. Swenson’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

To Mr. Cabillot’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

To Mr. Farrell’s knowledge, he has no arrangement or understandings with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Company.

As of the date of this letter, neither Mr. Swenson, Mr. Cabillot nor Mr. Farrell has retained any person to make solicitations or recommendations to stockholders for the purpose of assisting in their election.

Absence of any Family Relationships

Mr. Swenson does not have any family relationship with any director or officer of the Company.

Mr. Cabillot does not have any family relationship with any director or officer of the Company.

Mr. Farrell does not have any family relationship with any director or officer of the Company.

Absence of Involvement in Certain Legal Proceedings

To the knowledge of Mr. Swenson, and based on information in his possession:

a. Since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Swenson, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Swenson.  In addition, since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b. Mr. Swenson has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c. Since January 1, 2011, Mr. Swenson has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d. Since January 1, 2011, Mr. Swenson has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e. Since January 1, 2011, Mr. Swenson has not been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

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To the knowledge of Mr. Cabillot, and based on information in his possession:

a.      Since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Cabillot, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Cabillot.  In addition, since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b.      Mr. Cabillot has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c.      Since January 1, 2011, Mr. Cabillot has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d.      Since January 1, 2011, Mr. Cabillot has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e.      Since January 1, 2011, Mr. Cabillot has not been found by a court of competent jurisdiction in a civil action or by the SEC or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

To the knowledge of Mr. Farrell, and based on information in his possession:

a. Since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Farrell, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of Mr. Farrell.  In addition, since January 1, 2011, no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any partnership in which he is or was a general partner, or any corporation or business association of which he is or was an executive officer.

b. Mr. Farrell has not been convicted in a criminal proceeding nor has he been the named subject of any criminal proceeding which is presently pending (excluding traffic violations or similar misdemeanors).

c. Since January 1, 2011, Mr. Farrell has not been the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining (or otherwise limiting) him from (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC or any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

d. Since January 1, 2011, Mr. Farrell has not been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his right to be engaged in any activity described in clause c. above, or his right to be associated with persons engaged in any such activity.

e. Since January 1, 2011, Mr. Farrell has not been found by a court of competent jurisdiction in a civil action or by the SEC or the CFTC to have violated any federal or state securities law or any federal commodities law, where such judgment or finding has not been subsequently reversed, suspended or vacated.

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Absence of Certain Transactions

To the best knowledge of Mr. Swenson, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Swenson nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Swenson nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Cabillot, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Cabillot nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Cabillot nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

To the best knowledge of Mr. Farrell, and based on information in his possession, since the beginning of the Company’s last fiscal year, neither Mr. Farrell nor any member of his immediate family has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and neither Mr. Farrell nor any member of his immediate family has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

Section 16 Compliance

Mr. Swenson is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company, and all such reports have been timely filed.

Mr. Cabillot is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

Mr. Farrell is not required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Company.

* * *

Very truly yours,

/s/ Nicholas J. Swenson

Nicholas J. Swenson

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Appendix A

Member of AO Partners Group	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
AO Partners I, L.P. 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	38,512	1.2%	0
AO Partners, LLC 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	38,512	1.2%	0
Glenhurst Co. 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	172,271	5.3%	0
Nicholas J. Swenson 3033 Excelsior Blvd. Suite 560 Minneapolis, Minnesota 55416	468,289(1)	14.3%	0

(1)	Includes 257,506 shares held by Mr. Swenson of record, the 38,512 shares held by AO Partners I, L.P. and the 172,271 shares held by Glenhurst Co.

CONSENT OF PROPOSED NOMINEE

I, Nick Swenson, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Pro-Dex, Inc. for use in voting at the 2012 Annual Meeting of Stockholders of Pro-Dex, Inc. and I hereby consent and agree to serve as a director of Pro-Dex, Inc. if elected at such Annual Meeting.

/s/ Nicholas J. Swenson

Nicholas J. Swenson

Dated:  June 27, 2012

CONSENT OF PROPOSED NOMINEE

I, Ray Cabillot, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Pro-Dex, Inc. for use in voting at the 2012 Annual Meeting of Stockholders of Pro-Dex, Inc. and I hereby consent and agree to serve as a director of Pro-Dex, Inc. if elected at such Annual Meeting.

/s/ Raymond E. Cabillot

Raymond E. Cabillot

Dated:  June 27, 2012

CONSENT OF PROPOSED NOMINEE

I, Bill Farrell, hereby consent to be named in the proxy statement of the AO Partners Group to be used in connection with its solicitation of proxies from the stockholders of Pro-Dex, Inc. for use in voting at the 2012 Annual Meeting of Stockholders of Pro-Dex, Inc. and I hereby consent and agree to serve as a director of Pro-Dex, Inc. if elected at such Annual Meeting.

/s/ William James Farrell III

 William James Farrell III

Dated:  June 27, 2012